UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Sanmina Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

On January 23, 2026, Sanmina Corporation (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) and related proxy card with the Securities and Exchange Commission in connection with the Company’s annual meeting of stockholders to be held on March 9, 2026. The Company hereby files this supplement to the Proxy Statement to provide stockholders with additional information regarding a director’s attendance at meetings during fiscal 2025 and to disclose a change in the Company’s Corporate Governance Guidelines relating to its leadership structure. Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged. This supplement should be read in conjunction with the Proxy Statement.

SANMINA CORPORATION
Supplement to Proxy Statement for the 2026 Annual Meeting of Stockholders
To Be Held on March 9, 2026

Update Regarding Director Attendance

As disclosed in the Proxy Statement, during the 2025 fiscal year, Mythili Sankaran attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors (the “Board”) and of the standing committees on which she served. A principal reason for this attendance level was the extraordinary number of special Board meetings convened during the first half of calendar 2025 to evaluate the Company’s acquisition of ZT Group Int’l, Inc (“ZT Systems”), which the Board ultimately approved in May 2025. These special meetings were held on short notice and, in some cases, not all Board members were able to attend every meeting due to unavoidable professional conflicts and personal commitments. In Ms. Sankaran’s case, the number of missed meetings was such that her attendance at all Board meetings and meetings of committees on which she served fell just below the 75% threshold for disclosure. However, Ms. Sankaran was kept fully updated on the status of the ZT Systems acquisition and remained deeply engaged in her oversight responsibilities during the year. For example, she was present for all regular meetings of the Board, which are held in-person and which span a full day. Furthermore, she was present and voted at the specific Board meeting at which the ZT Systems acquisition was approved by the Board.

The Board has considered Ms. Sankaran’s overall contributions during her nearly three years of service and remains confident in her commitment to fully perform her duties as a director.

Amendment to Corporate Governance Guidelines Regarding Board Leadership

In response to the stockholder proposal entitled “Independent Board Chairman” set forth in the Proxy Statement requesting that the Board adopt an enduring policy, and amend the governing documents as necessary in order that two separate people hold the office of the Chairman and the office of the CEO, the Company has revised the Company’s Corporate Governance Guidelines to explicitly provide that the Board shall periodically evaluate whether two separate persons should hold the positions of Chair and CEO and also whether the position of Chair should be held by an independent director, which can be found at:

https://s201.q4cdn.com/209924174/files/doc_governance/2026/Feb/25/Corporate-Governance-Guidelines-as-amended-022526clean-765bd7.pdf. As stated in the Proxy Statement, at the current time, the Board believes that the Company and its stockholders are best served by a combined Chairman and CEO role, in combination with a strong Lead Independent Director. This combined structure provides the opportunity for the current Chair/CEO, Jure Sola, to continue to guide the strategic direction of the Company during an important period for the Company, all while maintaining his day-to-day involvement in key Company opportunities, initiatives and customer engagements. With this change, the Board demonstrates its willingness and commitment to separate these roles when conditions warrant.